UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13D-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(a)

                               INCYTE CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK, $0.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45337C-10-2
      ---------------------------------------------------------------------
                                 (CUSIP Number)


                                 BARRY L. BLOOM
                          655 MADISON AVENUE 19TH FLOOR
                               NEW YORK, NY 10021
                                 (212) 521-2930
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                               SEPTEMBER 22, 2003
      ---------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 14 Pages

                                  SCHEDULE 13D

----------------------------------          ------------------------------------
 CUSIP NO. 45337C-10-2                             PAGE 2 OF 14 PAGES
----------------------------------          ------------------------------------
--------------------------------------------------------------------------------
 1      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               Andrew H. Tisch
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)                                               (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
 3      SEC USE ONLY
--------------------------------------------------------------------------------
 4      SOURCE OF FUNDS (See Instructions)

               PF
--------------------------------------------------------------------------------
 5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       [_]
--------------------------------------------------------------------------------
 6      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                              -0-
                    ------------------------------------------------------------
   NUMBER OF        8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                 3,407,005
   OWNED BY         ------------------------------------------------------------
     EACH           9    SOLE DISPOSITIVE POWER
   REPORTING
 PERSON WITH                  -0-
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                              3,407,005
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,407,005
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                           [_]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               4.7%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON (See Instructions)

               IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------------          ------------------------------------
 CUSIP NO. 45337C-10-2                             PAGE 3 OF 14 PAGES
----------------------------------          ------------------------------------
--------------------------------------------------------------------------------
 1      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               Daniel R. Tisch
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)                                               (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
 3      SEC USE ONLY
--------------------------------------------------------------------------------
 4      SOURCE OF FUNDS (See Instructions)

               PF
--------------------------------------------------------------------------------
 5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       [_]
--------------------------------------------------------------------------------
 6      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                              53,959
                    ------------------------------------------------------------
   NUMBER OF        8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                 3,407,449
   OWNED BY         ------------------------------------------------------------
     EACH           9    SOLE DISPOSITIVE POWER
   REPORTING
 PERSON WITH                  53,959
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                              3,407,449
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,461,408
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                           [_]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               4.8%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON (See Instructions)

               IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------------          ------------------------------------
 CUSIP NO. 45337C-10-2                             PAGE 4 OF 14 PAGES
----------------------------------          ------------------------------------
--------------------------------------------------------------------------------
 1      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               James S. Tisch
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)                                               (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
 3      SEC USE ONLY
--------------------------------------------------------------------------------
 4      SOURCE OF FUNDS (See Instructions)

               PF
--------------------------------------------------------------------------------
 5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       [_]
--------------------------------------------------------------------------------
 6      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                              -0-
                    ------------------------------------------------------------
   NUMBER OF        8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                 3,407,005
   OWNED BY         ------------------------------------------------------------
     EACH           9    SOLE DISPOSITIVE POWER
   REPORTING
 PERSON WITH                  -0-
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                              3,407,005
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,407,005
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                           [_]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               4.7%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON (See Instructions)

               IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------------          ------------------------------------
 CUSIP NO. 45337C-10-2                             PAGE 5 OF 14 PAGES
----------------------------------          ------------------------------------
--------------------------------------------------------------------------------
 1      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               Thomas J. Tisch
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)                                               (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
 3      SEC USE ONLY
--------------------------------------------------------------------------------
 4      SOURCE OF FUNDS (See Instructions)

               PF
--------------------------------------------------------------------------------
 5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       [_]
--------------------------------------------------------------------------------
 6      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                              -0-
                    ------------------------------------------------------------
   NUMBER OF        8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                 3,607,005
   OWNED BY         ------------------------------------------------------------
     EACH           9    SOLE DISPOSITIVE POWER
   REPORTING
 PERSON WITH                  -0-
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                              3,607,005
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,607,005
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                           [_]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               5.0%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON (See Instructions)

               IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------------          ------------------------------------
 CUSIP NO. 45337C-10-2                             PAGE 6 OF 14 PAGES
----------------------------------          ------------------------------------
--------------------------------------------------------------------------------
 1      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               Bonnie J. Tisch
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)                                               (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
 3      SEC USE ONLY
--------------------------------------------------------------------------------
 4      SOURCE OF FUNDS (See Instructions)

               PF
--------------------------------------------------------------------------------
 5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       [_]
--------------------------------------------------------------------------------
 6      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                              -0-
                    ------------------------------------------------------------
   NUMBER OF        8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                 444
   OWNED BY         ------------------------------------------------------------
     EACH           9    SOLE DISPOSITIVE POWER
   REPORTING
 PERSON WITH                  -0-
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                              444
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               444
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                           [_]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.0%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON (See Instructions)

               IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------------          ------------------------------------
 CUSIP NO. 45337C-10-2                             PAGE 7 OF 14 PAGES
----------------------------------          ------------------------------------
--------------------------------------------------------------------------------
 1      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               Julian C. Baker
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)                                               (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
 3      SEC USE ONLY
--------------------------------------------------------------------------------
 4      SOURCE OF FUNDS (See Instructions)

               PF
--------------------------------------------------------------------------------
 5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       [_]
--------------------------------------------------------------------------------
 6      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                              27,917
                    ------------------------------------------------------------
   NUMBER OF        8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                 3,243,267
   OWNED BY         ------------------------------------------------------------
     EACH           9    SOLE DISPOSITIVE POWER
   REPORTING
 PERSON WITH                  27,917
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                              3,243,267
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,271,184
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                           [_]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               4.5%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON (See Instructions)

               IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------------          ------------------------------------
 CUSIP NO. 45337C-10-2                             PAGE 8 OF 14 PAGES
----------------------------------          ------------------------------------
--------------------------------------------------------------------------------
 1      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               Felix J. Baker
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)                                               (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
 3      SEC USE ONLY
--------------------------------------------------------------------------------
 4      SOURCE OF FUNDS (See Instructions)

               PF
--------------------------------------------------------------------------------
 5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)                                       [_]
--------------------------------------------------------------------------------
 6      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                              -0-
                    ------------------------------------------------------------
   NUMBER OF        8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                 3,243,267
   OWNED BY         ------------------------------------------------------------
     EACH           9    SOLE DISPOSITIVE POWER
   REPORTING
 PERSON WITH                  -0-
                    ------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                              3,243,267
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,243,267
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES (See Instructions)                           [_]
--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               4.5%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON (See Instructions)

               IN
--------------------------------------------------------------------------------

         This Amendment No. 1 (the "Amendment") to Schedule 13D is being filed by Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, Thomas J. Tisch, Bonnie J. Tisch, Julian C. Baker and Felix J. Baker (the "Reporting Persons") to amend and supplement the statement on Schedule 13D previously filed by the Reporting Persons. Except as amended and supplemented therein, that statement remains in full force and effect.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

Item 5 is amended to read as follows:

         Because of certain business and family relationships among the Reporting Persons, they are filing as if they constitute a group solely for informational purposes. By signing this statement, each Reporting Person agrees that this Amendment is filed on his or her behalf. The filing of this Amendment is not an admission by any Reporting Person that such Reporting Person and any other Reporting Person or Reporting Persons constitute a "group" for purposes of
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder. Each Reporting Person disclaims beneficial ownership of, or pecuniary interest in, any shares of Common Stock owned by any other Reporting Person, except to the extent that beneficial ownership or pecuniary interest is expressly reported herein.

         Set forth in the table below is the aggregate number of shares of Common Stock owned by each of the following, together with the percentage of outstanding shares of Common Stock that such owner ownership represents.


                               Page 9 of 14 Pages

                                   AMOUNT AND NATURE OF       PERCENT OF CLASS
                                   BENEFICIAL OWNERSHIP        OUTSTANDING (1)
NAME OF BENEFICIAL OWNER

Four Partners                            2,755,513                    3.8%
Four-Fourteen Partners, LLC                200,000                    0.3%
Damial Foundation                           52,877                    0.1%
DMA Family Partnership                       1,082                    0.0%
Andrew H. Tisch (2)                        651,492                    0.9%
Daniel R. Tisch (2)                        651,492                    0.9%
James S. Tisch (2)                         651,492                    0.9%
Thomas J. Tisch (2)                        651,492                    0.9%
Bonnie J. Tisch                                444                    0.0%
Baker/Tisch Investments, L.P.              278,593                    0.4%
Baker Bros. Investments, L.P.              208,814                    0.3%
Baker Bros. Investments II, L.P.           128,640                    0.2%
Baker Biotech Fund I, L.P.               1,480,155                    2.1%
Baker Biotech Fund II, L.P.              1,019,207                    1.4%
Baker Biotech Fund II (Z), L.P.             72,200                    0.1%
FBB Associates                              55,658                    0.1%
Julian C. Baker                             27,917 (3)                0.0%

Total                                    8,887,068                   12.1%



(1) The ownership percentages set forth in the table above are based upon 72,175,709 shares of Common Stock outstanding, as reported on the Company's Form 10-Q for the fiscal quarter ended June 30, 2003, plus the shares that each person listed has the right to acquire upon conversion of 5.5% Convertible Subordinated Notes due 2007 at the presently applicable conversion price of $67.4195 or exercise of non-qualified stock options.

(2) Includes shares held by the Reporting Person in his individual capacity or by a trust in which the Reporting Person is the trustee or managing trustee and has voting or investment control over securities held by such trust.

(3) Represents shares that may be acquired upon exercise of non-qualified stock options.


         Each person listed above has sole power to vote or direct the vote of and to dispose or direct the disposition of the securities listed after such person's name, except as follows:


(1) By virtue of their status as managing trustees of the trusts that are the general partners of Four Partners, a New York general partnership, Andrew
     H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch may be deemed to have shared beneficial ownership of securities owned by Four Partners and shared power to vote or direct the vote of and to


                              Page 10 of 14 Pages
     dispose or direct the disposition of such securities.

(2)  By virtue of his status as manager of Four-Fourteen Partners, LLC, Thomas
     J. Tisch may be deemed to be the beneficial owner of securities owned by Four-Fourteen Partners, LLC and to have power to vote or direct the vote of and to dispose or direct the disposition of securities owned by Four-Fourteen Partners, LLC.

(3) Daniel R. Tisch may be deemed to be the beneficial owner of securities owned by Damial Foundation, a Delaware not-for-profit corporation, and to have power to vote or direct the vote of and to dispose or direct the disposition of securities owned by Damial Foundation.

(4) Daniel R. Tisch may be deemed to be the beneficial owner of securities owned by the DMA Family Partnership, a New York general partnership, and to dispose or direct the disposition of securities owned by the DMA Family Partnership.

(5) Daniel R. Tisch may be deemed to share the power to vote or direct the vote of and to dispose or direct the disposition of securities owned by his wife, Bonnie J. Tisch, as custodian for their son, Michael J. Tisch.

(6) Julian C. Baker and Felix J. Baker, by virtue of their control of entities that have the power to control the investment decisions of Baker/Tisch Investments, L.P., Baker Bros. Investments, L.P., Baker Bros. Investments II, L.P., Baker Biotech Fund I, L.P., Baker Biotech Fund II, L.P. and Baker Biotech Fund II (Z), L.P., may each be deemed to be the beneficial owners of securities owned by such entities and may be deemed to have shared power to vote or direct the vote of and to dispose or direct the disposition of such securities. Julian C. Baker and Felix J. Baker are also the sole partners of FBB Associates, a general partnership, and as such may be deemed to be beneficial owners of securities owned by FBB Associates and to have shared power to vote or direct the vote of and to dispose or direct the disposition of such securities.

         The following purchases of Common Stock were effected through NASDAQ by the entities noted below during the 60 days preceding the date hereof.

                                              NUMBER OF   PRICE/    AGGREGATE
NAME                                DATE       SHARES     SHARE       AMOUNT

Baker Biotech Fund I, L.P.         9/19/03     526,000    $5.0374   $2,649,672
Baker Biotech Fund I, L.P.         9/22/03      66,300    $4.9716     $329,617
Baker Biotech Fund I, L.P.         9/22/03       1,000    $4.8899       $4,890
Baker Biotech Fund II, L.P.        9/19/03     492,300    $5.0374   $2,479,912
Baker Biotech Fund II, L.P.        9/22/03      62,050    $4.9716     $308,488
Baker Biotech Fund II, L.P.        9/22/03         900    $4.8899       $4,401


                              Page 11 of 14 Pages

                                              NUMBER OF   PRICE/    AGGREGATE
NAME                                DATE       SHARES     SHARE       AMOUNT

Baker Biotech Fund II (Z), L.P.    9/19/03      64,050    $5.0374     $322,645
Baker Biotech Fund II (Z), L.P.    9/22/03       8,050    $4.9716      $40,021
Baker Biotech Fund II (Z), L.P.    9/22/03         100    $4.8899         $489
Baker Bros. Investments, L.P.      9/19/03      53,950    $5.0374     $271,768
Baker Bros. Investments, L.P.      9/22/03       6,800    $4.9716      $33,807
Baker Bros. Investments, L.P.      9/22/03         100    $4.8899         $489
Baker Bros. Investments II, L.P.   9/19/03      53,700    $5.0374     $270,508
Baker Bros. Investments II, L.P.   9/22/03       6,800    $4.9716      $33,807
Baker Bros. Investments II, L.P.   9/22/03         100    $4.8899         $489


ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

Exhibit 1.     Agreement regarding the joint filing of this statement.








                              Page 12 of 14 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 29, 2003


                                       By: /s/ Andrew H. Tisch
                                           -------------------------------------
                                            Andrew H. Tisch

                                       By: /s/ Daniel R. Tisch
                                           -------------------------------------
                                            Daniel R. Tisch

                                       By: /s/ James S. Tisch
                                           -------------------------------------
                                            James S. Tisch

                                       By: /s/ Thomas J. Tisch
                                           -------------------------------------
                                            Thomas J. Tisch

                                       By: /s/ Bonnie J. Tisch
                                           -------------------------------------
                                            Bonnie J. Tisch

                                       By: /s/ Julian C. Baker
                                           -------------------------------------
                                            Julian C. Baker

                                       By: /s/ Felix J. Baker
                                           -------------------------------------
                                            Felix J. Baker


                              Page 13 of 14 Pages